                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DYCOM INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [DYCOM INDUSTRIES LOGO]


                             DYCOM INDUSTRIES, INC.
                         First Union Center, Suite 500
                               4440 PGA Boulevard
                       Palm Beach Gardens, Florida 33410

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To be held on November 22, 1999

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the "Meeting") of Dycom Industries, Inc. (the "Company") will be held at 11:00 a.m. (EST), on Monday, November 22, 1999, at the DoubleTree Hotel, 4431 PGA Boulevard, Palm Beach Gardens, Florida. The Meeting will be held for the following purposes:

1. To elect four Directors;

2. To consider and vote to approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock; and

3. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

The Board of Directors has fixed the close of business on Friday, October 8, 1999, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting.

                                   IMPORTANT

Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted. If you attend the Meeting you may withdraw your completed proxy and vote in person.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ Marc R. Tiller

                                      Marc R. Tiller
                                      Secretary

October 15, 1999

                             DYCOM INDUSTRIES, INC.
                         First Union Center, Suite 500
                               4440 PGA Boulevard
                       Palm Beach Gardens, Florida 33410

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           MONDAY, NOVEMBER 22, 1999


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Monday, November 22, 1999, at the DoubleTree Hotel in the Gardens, 4431 PGA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m. (EST), or at any adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying notice of Annual Meeting of Shareholders.

Only shareholders of record at the close of business on October 8, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On September 30, 1999, the Company had 25,688,461 shares of common stock, par value $0.33 1/3, issued and outstanding. Each share of common stock entitles the holder thereof to one vote.

A proxy card that is properly marked, signed, dated and returned in time for the Meeting will be voted in accordance with the instructions contained therein. If no instructions are indicated, each share of common stock represented by proxy will be voted for the election of the listed nominee directors and for the approval of the amendment to the Company's Articles of Incorporation increasing the number of authorized shares of common stock from 50,000,000 shares to 150,000,000 shares.

This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 15, 1999. Any shareholder giving a proxy has the power to revoke the proxy prior to its use. The proxy can be revoked by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Meeting. Additionally, shareholders who attend the Meeting may revoke a previously granted proxy and vote in person.

The presence in person or by proxy of the holders of a majority of the common stock will constitute a quorum. A quorum is necessary to transact business at the Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the Meeting is required to approve any other proposals. Shares of common stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A copy of the Company's Annual Report to Shareholders, including financial statements for the fiscal years ended July 31, 1999 and 1998, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         The Company's Articles of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three year term and a number of Directors as equal as possible. Louis W. Adams, Jr., Thomas R. Pledger, Thomas G. Baxter and Joseph M. Schell are serving terms which expire at this Meeting. The Board of Directors, in accordance with the recommendation of its Nominating Committee, have nominated as directors Thomas
G. Baxter and Joseph M. Schell for a term expiring at the year 2001 Annual Meeting of the Shareholders and Thomas R. Pledger and Louis W. Adams, Jr. for a term expiring at the year 2002 Annual Meeting of the Shareholders. If any herein named nominees for the office of director becomes unable to accept nomination or election, which is not anticipated, the persons acting under such proxies will vote for the election of such other person as the Board of Directors may recommend.

                                       PRINCIPAL OCCUPATION                               TERM EXPIRES
        NOMINEES                        FOR PAST FIVE YEARS                                AT ANNUAL
           FOR                         AND DIRECTORSHIPS IN                 DIRECTOR       MEETING
        ELECTION        AGE              PUBLIC COMPANIES                    SINCE         FOR YEAR
        --------        ---            --------------------                 --------      ------------
Thomas G. Baxter        52      Operating Partner of Evercore                1999(1)          2001
                                Partners, an investment company

Joseph M. Schell        53      Consultant to Banc of America                1999(2)          2001
                                Securities LLC (formerly Nationsbanc
                                Montgomery Securities LLC)

                                Former Senior Managing Director
                                and Director of Investment Banking of
                                NationsBanc Montgomery Securities LLC

Thomas R. Pledger       61      Chairman of the Board and Executive          1981             2002
                                Chairman of the Company since
                                March 10, 1999; Chairman of the Board
                                and Chief Executive Officer from
                                January 2, 1984 to March 10, 1999

Louis W. Adams, Jr.     61      Retired Attorney                             1969             2002



(1) Thomas G. Baxter was elected by the Board of Directors on January 4, 1999 to fill a vacancy until this Meeting and until his successor shall have been duly elected and shall have qualified.

(2) Joseph M. Schell was elected by the Board of Directors on April 1, 1999 to fill a vacancy until this Meeting and until his successor shall have been duly elected and shall have qualified.

 DIRECTORS                               PRINCIPAL OCCUPATION                             TERM EXPIRES
 WHOSE TERMS                             FOR PAST FIVE YEARS                                AT ANNUAL
 CONTINUE BEYOND                         AND DIRECTORSHIPS IN                 DIRECTOR       MEETING
 THE MEETING            AGE                PUBLIC COMPANIES                    SINCE        FOR YEAR
 -----------            ---              --------------------                 --------    ------------
Steven E. Nielsen       36      President and Chief Executive                   1996           2000
                                Officer of the Company since
                                March 10, 1999; President and
                                Chief Operating Officer from
                                August 26, 1996 to March 10, 1999;
                                Vice President from February 26,
                                1996 to August 26, 1996; Officer
                                in various Dycom wholly-owned
                                subsidiaries since May 3, 1993

Walter L. Revell        64      Chairman and Chief Executive                    1993           2000
                                Officer of H.J. Ross Associates, Inc.,
                                which provides engineering, architectural,
                                and planning consulting services

                                Director of The St. Joe Company
                                and Riscorp, Inc.

Ronald P. Younkin       57      President of Greenlawn Mobile                   1975           2000
                                Home Sales, Inc., which sells
                                mobile homes and operates mobile
                                home parks


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends a vote "FOR" the election of Thomas
G. Baxter, Joseph M. Schell, Thomas R. Pledger and Louis W. Adams as Directors.

BOARD OF DIRECTORS AND ITS COMMITTEES:

         The Board of Directors held ten meetings in the fiscal year ended July 31, 1999. Each incumbent director attended more than 75% of the aggregate of the meetings held by the Board of Directors and its respective committees on which he served, with the exception of Joseph M. Schell, who was appointed on April 1, 1999 and attended 50% of the meetings thereafter.

         The Board of Directors has established four committees: an Audit and Compensation Committee, an Executive Committee, a Finance Committee and a Nominating Committee.

         AUDIT AND COMPENSATION COMMITTEE. The Audit and Compensation Committee currently consists of Louis W. Adams, Walter L. Revell and Ronald P. Younkin. The functions of the Audit and Compensation Committee are to recommend to the Board of Directors the engagement of the Company's independent auditors; determine the scope of services provided by the independent auditors; review the results of the annual audit and the Company's annual financial statements; oversee the Company's internal control and internal auditing activities; recommend to the Board of Directors the compensation of the Company's officers and employees; and administer the Company's Incentive Stock Option Plans. The Audit and Compensation Committee met five times during fiscal 1999.

         EXECUTIVE COMMITTEE. The Executive Committee currently consists of Steven Nielsen, Thomas R. Pledger and Ronald P. Younkin. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met once during fiscal 1999.

         FINANCE COMMITTEE. The Finance Committee currently consists of Thomas
G. Baxter, Walter L. Revell and Joseph M. Schell. The functions of the Finance Committee are to set policy for short-term investments, review borrowing arrangements and recommend changes in the capital structure of the Company. The Finance Committee met three times during fiscal 1999.

         NOMINATING COMMITTEE. The Nominating Committee currently consists of Steven Nielsen, Thomas R. Pledger and Ronald P. Younkin. The functions of the Nominating Committee are to recommend to the Board of Directors nominees for election as directors by the Company's shareholders, persons to fill vacancies on the Board, and directors to serve on the four committees of the Board. The Committee met three times during fiscal 1999. The Nominating Committee will consider nominees for director that are recommended by shareholders in accordance with the procedures set forth in the Company's By-Laws.

Director Compensation

         Directors who are employees of the Company do not receive fees for service on the Board of Directors or any Board committee. All other directors receive a $15,000 annual fee for service; $1,500 for each meeting of the Board of Directors attended; $750 for each committee meeting attended in conjunction with a meeting of the Board of Directors; $750 for each telephonic meeting of the Board of Directors or a Board committee; $1,500 for all other committee meetings; and reimbursement of reasonable expenses incurred in connection with all such meetings. In addition, upon the initial election of directors who are not employees of the Company, each such director receives a non-qualified option to purchase 12,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date the option is granted. Each option is exercisable at a rate of 4,000 shares per year beginning on the first anniversary of the option's grant date.

                                   PROPOSAL 2

          INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company's Articles of Incorporation currently authorize the issuance of 50,000,000 shares of common stock, $0.33 1/3 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. On August 23, 1999, the Board of Directors unanimously approved a proposal to increase the number of authorized shares of common stock from 50,000,000 shares to 150,000,000 shares. As of September 30, 1999, 25,688,461 shares of common stock were outstanding and 1,124,067 shares of common stock were reserved for issuance upon the exercise of stock options. No shares of preferred stock have been issued to date.

         The additional shares of common stock would have rights identical to the shares of common stock currently outstanding or reserved for issuance. Holders of the common stock of the Company are entitled to one vote for each share of common stock held and are entitled to receive such dividends as may be declared from time to time by the Board of Directors. In addition, upon a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive a pro rata portion of the net assets of the Company which remain, if any, after the payment of any debts, obligations and liquidation preferences. There are no preemptive rights associated with any of the Company's stock.

         The Board of Directors believe that the availability of the proposed amount of additional authorized shares of common stock will provide the Company with the flexibility to issue common stock in connection with possible future acquisitions, equity financing, stock options, stock splits or other appropriate general corporate purposes, without the expense and delay of a special meeting of the shareholders. If the proposal is approved, the additional shares will be available for issuance without further authorization of the shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange. At this time, the Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of common stock.

         The issuance of additional shares of common stock or the rights to acquire such shares would have the effect of diluting the Company's earnings per share and would dilute the voting power of current shareholders who do not acquire sufficient additional shares to maintain their percentage of share ownership. Additional shares of common stock could also be used by the Company to oppose a hostile takeover attempt; however, the Board of Directors presently knows of no such attempt to obtain control of the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends a vote "FOR" the proposal to increase the number of authorized shares of common stock from 50,000,000 shares to 150,000,000 shares.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         As of August 24, 1999, the following table sets forth certain information regarding the beneficial ownership of common stock by each director, each of the executive officers named in the Summary Compensation Table, each person known to the Company to be the beneficial owner (as determined under the rules of the Securities and Exchange Commission (the "SEC")) of more than five percent (5%) of such shares and by all such directors and executive officers of the Company. The Company understands that, except as otherwise noted, each such person has sole voting and investment power with respect to such shares.

                                            Number of Shares and Nature          Percent
Name                                          of Beneficial Ownership           Of Class(1)
- ----                                    -----------------------------------     --------
DIRECTORS:

Louis W. Adams, Jr.                                    15,351                       *
Thomas G. Baxter                                          500                       *
Steven E. Nielsen                                     111,789(2)                    *
Thomas R. Pledger                                     728,058(3)                 2.83%
Walter L. Revell                                        9,000                       *
Joseph M. Schell                                          -0-                     -0-
Ronald P. Younkin                                     169,505(4)                    *

Other Named Executive Officers:
   Douglas J. Betlach                                  16,318(5)                    *

All directors and executive officers
   as a group of 10 persons, including
   the above                                        1,073,021                    4.18%



- ----------

*        Less than 1%.

1 Class includes outstanding shares and stock options held by directors and executive officers that are exercisable within 60 days after August 24, 1999.

2 Includes shares that may be acquired within 60 days after August 24, 1998 upon the exercise of stock options (Mr. Nielsen - 86,739).

3 Excludes 18,378 shares owned by Thomas R. Pledger, Jr., Mr. Pledger's son, as to which Mr. Pledger disclaims beneficial ownership.

4 Excludes 17,103 shares owned by Ronald P. Younkin's wife and children, as to which Mr. Younkin disclaims beneficial ownership. Excludes 814,642 shares beneficially owned by Mary Irene Younkin as to which Mr. Younkin disclaims beneficial ownership. Mr. Younkin is the son of Mary Irene Younkin.

5 Douglas J. Betlach resigned as Vice President, CFO and Treasurer on June 23, 1999.

                 MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered during each of the last three fiscal years by the Company's Chief Executive Officer and three executive officers whose compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            LONG TERM
      NAME AND                                              COMPENSATION        AWARDS
     PRINCIPAL         FISCAL                               OTHER ANNUAL    STOCK OPTIONS     ALL OTHER
     POSITION           YEAR     SALARY          BONUS      COMPENSATION     # OF SHARES   COMPENSATION(1)
- ------------------     -----     ------       ----------    -------------   -------------  ---------------
Thomas R. Pledger(2)    1999    $468,000        $468,000         -0-              -0-          $123,311
Executive Chairman      1998    $416,000        $416,000         -0-              -0-          $101,192
                        1997    $416,000        $120,000         -0-              -0-          $101,616

Steven E. Nielsen(3)    1999    $337,431        $337,431         -0-            187,500        $ 13,914
President and CEO       1998    $259,000        $259,000         -0-            150,000        $  3,415
                        1997    $207,250        $208,000         -0-             49,500        $  3,751

Douglas J. Betlach(4)   1999    $134,856           -0-           -0-              9,000        $  2,941
Vice President, CFO     1998    $124,789        $ 40,000         -0-              6,000        $  1,736
and Treasurer           1997    $113,808        $ 25,000         -0-              5,250        $  1,207

Robert J. Gluck(5)      1999    $131,923           -0-        $72,9236           37,500        $  1,037
Executive Vice President,
Finance and Administration


(1) All other compensation for fiscal year 1999 consists of: (i) an annual insurance premium of $97,777 for a whole life insurance policy owned by Thomas R. Pledger; (ii) Company contributions to the Dycom retirement savings plan (Thomas R. Pledger $4,993; Steven E. Nielsen $4,415; and Douglas J. Betlach $1,515); (iii) Company paid premiums for group term life insurance and long-term disability (Thomas R. Pledger $2,299; Steven E. Nielsen $2,299; Douglas J. Betlach $1,426; and Robert J. Gluck $1,037); (iv) car allowance (Thomas R. Pledger $3,000 and Steven
         E. Nielsen $7,200); and (v) deferred compensation of $15,242 for Thomas
         R. Pledger.

(2) Effective as of March 10, 1999, Mr. Pledger resigned as the Company's Chief Executive Officer and was appointed the Company's Executive Chairman. See "Pledger Employment Agreement" on page 10.

(3) Effective as of March 10, 1999, Mr. Nielsen was appointed the Company's Chief Executive Officer. See "Nielsen Employment Agreement" on page 10.

(4) Douglas J. Betlach resigned as Vice President, CFO and Treasurer on June 23, 1999.

(5) Robert J. Gluck was appointed Executive Vice President, Finance and Administration on November 23, 1998, and he resigned this position on December 23, 1998.

(6) This amount represents the payment made to Mr. Gluck with respect to his resignation as Executive Vice President, Finance and Administration.

                OPTION GRANTS IN FISCAL YEAR ENDED JULY 31, 1999

         The following table sets forth additional information concerning the options granted to the Named Executive Officers of the Company during fiscal year 1999 under the Company's 1991 and 1998 Incentive Stock Option Plans.



                                                                                            Potential Realizable Value at
                                                                                                  Assumed Annual Rates
                                                                                              of Stock Price Appreciation
                                               Individual Grants                                    for Option Term
                          ------------------------------------------------------------       ---------------------------
                                                % of
                                               Total
                             Options           Options    Exercise
                            Granted(1)       Granted to    Price(2)        Expiration
         Name             (# of Shares)       Employees   ($/Share)            Date               5%            10%
- -----------------         -------------      ----------   ---------        -----------       ----------     ----------
Steven E. Nielsen             37,500(3)          8.1%      $21.2083          8/24/2003       $  219,730     $  485,545
President and CEO            150,000(4)         32.4%      $41.3125          3/10/2009       $3,897,181     $9,876,223

Douglas J. Betlach             9,000(3)          1.9%      $21.2083          8/24/2003       $   52,735     $  116,531
Vice President,
CFO and Treasurer

Robert J. Gluck               37,500(4)          8.1%      $27.0417         11/23/2008       $  637,739     $1,616,156
Executive Vice President,
Finance and Administration

- -------------------------
(1)      Adjusted to reflect 3-for-2 stock split distributed on January 4, 1999.

(2) The exercise price is the closing price of Company's Common Stock as reported on the NYSE Composite Transactions Tape on the date of grant.

(3) Options under the 1991 Plan vest in 25 percent increments beginning on the first anniversary of the date of grant and have a term of five years. Stock options reported here were granted on August 24, 1998 (Mr. Nielsen - 37,500; Mr. Betlach - 9,000). Mr. Nielsen's options will be fully vested and immediately exercisable upon a "change in control" of the Company.

(4) Options under the 1998 Plan vest in 25 percent increments beginning on the first anniversary of the date of grant and have a term of 10 years. Stock options reported here were granted on November 23, 1998 (Mr. Gluck - 37,500) and March 10, 1999 (Mr. Nielsen - 150,000). Mr.
         Nielsen's options will be fully vested and immediately exercisable upon a "change in control" of the Company.

                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth additional information with respect to the Named Executive Officers of the Company, concerning the exercise of options during fiscal year 1999 and unexercised options held as of the fiscal year ended July 31, 1999.

                                                                                                       VALUE OF
                                                                                                     UNEXERCISED
                                                                                                 IN-THE-MONEY OPTIONS
                          NUMBER OF SECURITIES                    UNDERLYING UNEXERCISED           AT JULY 31, 1999
                            SHARES ACQUIRED                     OPTIONS AT JULY 31, 1999(2)              ($)3
                              ON EXERCISE           VALUE       --------------------------   -----------------------------
     NAME                   (# OF SHARES)(1)       REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- -----------------         --------------------    ----------    -----------  -------------   -----------     -------------
Thomas R. Pledger               25,000            $  912,188         -0-           -0-              -0-              -0-
Executive Chairman

Steven E. Nielsen               43,974            $1,099,386      27,489       324,750       $1,126,624       $6,923,123
President and CEO

Douglas J. Betlach               4,000            $  119,687         -0-           -0-              -0-              -0-
Vice President,
CFO and Treasurer

Robert J. Gluck                    -0-                   -0-         -0-        37,500              -0-       $  776,561
Executive Vice President,
Finance and Administration


- ----------

(1)      Reflects actual number of shares received upon exercise.

(2)      Adjusted to reflect 3-for-2 stock split distributed on January 4, 1999.

(3) The closing market value of the Company's common stock on July 30, 1999, as reported on the NYSE Composite Transactions Tape, was $47.75.

                             EMPLOYMENT AGREEMENTS

PLEDGER EMPLOYMENT AGREEMENT

         Effective as of March 10, 1999, the Company entered into an amended and restated employment agreement with Thomas R. Pledger (the "Pledger Employment Agreement"). Pursuant to the Pledger Employment Agreement, Mr. Pledger resigned as Chief Executive Officer of the Company and was appointed Executive Chairman. The employment agreement between Mr. Pledger and the Company provides for a term of employment that began on March 10, 1999 and continues until March 9, 2004. Under the terms of the employment agreement, Mr. Pledger is provided with the following: (i) a minimum annual base salary of $468,000; (ii) an annual bonus as determined within the sole discretion of the Board of Directors; and (iii) a non-tax qualified retirement benefit in the amount of $133,000 for each year of employment under the employment agreement. Mr. Pledger is also eligible to participate in all employee benefit plans or programs of the Company, including stock option plans as well as an automobile allowance and reimbursement of reasonable travel and business expenses. Upon the Company's termination of Mr. Pledger's employment without "cause" or upon Mr. Pledger's resignation for "good reason," Mr. Pledger will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years preceding such termination or resignation. This cash severance payment will be payable as soon as is administratively practical in substantially equal installments over the 12-month period following the termination or resignation. If Mr. Pledger resigns his employment or is terminated for cause, he will not be entitled to any severance pay. Mr. Pledger has the right to resign for six months following a "change in control," which will entitle him to the aforementioned cash severance payment upon such resignation of employment. This cash severance payment, triggered upon a change in control, will be payable in a lump sum within five (5) days of the change in control. If the severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will pay Mr. Pledger a gross-up payment such that the net amount of the severance payment retained by Mr. Pledger after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Pledger is subject to noncompete and nondisclosure of proprietary information covenants, however, in the event of a change in control, the noncompete covenant will not be applicable.

NIELSEN EMPLOYMENT AGREEMENT

         Effective as of March 10, 1999, the Company entered into an amended and restated employment agreement with Steven E. Nielsen (the "Nielsen Employment Agreement"). Pursuant to the Nielsen Employment Agreement, Mr. Nielsen will serve as President and Chief Executive Officer of the Company. The employment agreement between Mr. Nielsen and the Company provides for a term of employment that began on March 10, 1999 and continues until March 9, 2004. Under the terms of the employment agreement, Mr. Nielsen is provided with the following: (i) a minimum annual base salary of $364,000; (ii) an annual bonus as determined within the sole discretion of the Board of Directors; and (iii) effective as of March 10, 1999, the Company granted Mr. Nielsen an option to acquire 150,000 shares of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan. The option will vest in equal 25% increments on each of the first four anniversaries of the date of grant if Mr. Nielsen is employed with the Company on such dates (provided that the option, as well as all other stock options granted to Mr. Nielsen, will fully vest immediately upon a "change in control" of the Company), have a ten-year term and an exercise price per share equal to the closing price of the Company's common stock as of March 10, 1999. Mr. Nielsen is also eligible to participate in all employee benefit plans or programs of the Company, including an automobile allowance and reimbursement of reasonable travel and business expenses. Upon the Company's termination of Mr. Nielsen's employment without "cause" or upon Mr. Nielsen's resignation for "good reason," Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years preceding such termination or resignation. This cash severance payment will be payable as soon as is administratively practical in substantially equal installments over the 12-month period following termination or resignation. If Mr. Nielsen resigns or terminates employment for cause, he will not be entitled to any severance pay. Mr. Nielsen has the right to resign for six months following a "change in control," which will entitle him to the aforementioned cash severance payment upon such resignation of employment. This cash severance payment, triggered upon a change in control, will be payable in a lump sum within five (5) days of the change in control. If the severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue code of 1986, as amended, the Company will pay Mr. Nielsen a gross-up payment such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Nielsen is subject to noncompete and nondisclosure of proprietary information covenants, however, in the event of a change in control, the noncompete covenant will not be applicable.

GERAGHTY EMPLOYMENT LETTER

         Effective as of August 1, 1999, the Company entered into an employment letter with Kenneth G. Geraghty setting forth the terms of his employment (the "Geraghty Employment Letter"). Pursuant to the Geraghty Employment Letter, Mr. Geraghty was appointed Executive Vice President, Finance and Administration of the Company. The Geraghty Employment Letter has a term of one (1) year from August 1, 1999 to July 31, 2000 and provides Mr. Geraghty with the following:
(i) an annual base salary of $200,000; (ii) a discretionary annual incentive bonus based upon the satisfaction of certain individual and Company performance criteria; provided, however, that Mr. Geraghty will receive a minimum annual incentive bonus of $50,000 conditioned on his continued employment through the term of the employment letter; (iii) a severance payment equal to his guaranteed annual incentive bonus and the greater of: (1) six months of his annual base salary or (2) the amount of annual base salary remaining over the term of the employment letter if Mr. Geraghty's employment is terminated for any reason other than for "cause;" and (iv) all reasonable relocation expenses associated with Mr. Geraghty's relocation to South Florida.

GLUCK EMPLOYMENT LETTER

         On November 3, 1998, the Company entered into a letter agreement with Robert J. Gluck setting forth the terms of his employment (the "Gluck Employment Letter"). Pursuant to the Gluck Employment Letter, Mr. Gluck was appointed the Executive Vice President, Finance and Administration of the Company. Under the terms of the Gluck Employment Letter, Mr. Gluck was provided with the following:
(i) an annual base salary of $200,000; (ii) a discretionary annual incentive bonus based upon the satisfaction of certain individual and Company performance criteria; provided, however, that for the first year of his employment, Mr. Gluck was guaranteed a minimum bonus of $60,000; and (iii) effective as of November 23, 1998, the Company granted Mr. Gluck an option to acquire 37,500 shares (adjusted to reflect 3-for-2 stock split distributed on January 4, 1999) of common stock of the Company pursuant to the Company's 1998 Incentive Stock Option Plan. Such option will vest in equal 25% increments on each of the first four anniversaries of the date of grant; provided, Mr. Gluck is employed with the Company on such dates, have a ten-year term and an exercise price per share equal to the closing price of the Company's common stock as of November 23, 1998. In addition, if Mr. Gluck's employment with the Company is terminated for any reason other than "cause" during his first year of employment, he would be entitled to receive a severance payment equal to the greater of: (1) the unpaid portion of his base salary for such year plus the guaranteed portion of his annual incentive bonus or (2) six months of his base salary plus the guaranteed portion of his annual incentive bonus.

                        REPORT ON EXECUTIVE COMPENSATION

         The Audit and Compensation Committee ("Committee") of the Board of Directors administers the compensation of the executive officers. During fiscal year 1999, the Committee was composed of three directors who were not employed by the Company. The Committee's recommendations are subject to approval by the full Board of Directors. The following report is submitted by the Committee regarding compensation paid during fiscal year 1999.

         The compensation program of the Company is designed to (1) allow the Company to attract, motivate and retain the highest quality executives, (2) align their financial interests with those of the Company's shareholders and (3) reward behaviors that enhance shareholder return. The program is intended to put a substantial amount of executive compensation "at risk" based on the performance of the Company, its subsidiaries and the executive.

         Each year the Committee establishes compensation guidelines for base salary, annual incentive bonus awards and stock options for each executive officer. These guidelines reflect the competitive pay practices of other companies, job responsibility and the need to attract, retain and reward executive talent. After establishing the compensation guidelines, the Committee used its assessment of the Company and individual performance to set actual compensation relative to the guidelines.

EXECUTIVE OFFICER COMPENSATION GUIDELINES:

BASE SALARY ADJUSTMENTS

         Salaries for executive officers were established based on the individual's performance and general market conditions. Salary levels are intended to recognize the challenge of different positions taking into consideration the type of activity of the position, the responsibility associated with the job and the relative size of the operation. The salaries of Messrs. Pledger and Nielsen, the Company's former and current Chief Executive Officer, respectively, were fixed by employment agreements which expire on March 9, 2004.

ANNUAL INCENTIVE BONUS AWARDS

         In addition to paying a base salary, the Company in recent years has provided for incentive compensation as a component of overall compensation. Incentive compensation as a component of overall compensation is tied to overall performance, usually with a heavy emphasis on the profitability of the Company. In fiscal year 1999, the maximum incentive compensation pool was established by formula based upon the Company's consolidated financial performance. The fiscal year 1999 key financial performance measures were total revenue and income before income taxes ("IBT"). Individual awards from the incentive compensation pool are recommended by senior management for consideration and approval by the Committee.

STOCK OPTIONS

         Incentive Stock Option awards reward executives only to the extent that the Company's share price increases for all shareholders. The exercise price per share is set at the fair market value per share on the date of grant. Subject to employment requirements, the options become fully exercisable over a period of four years after the grant. During fiscal year 1999, stock options in the total amount of xxx shares were granted under the 1991 and 1998 Incentive Stock Option Plans.

                                      Ronald P. Younkin, Chairman
                                      Louis W. Adams, Jr.
                                      Walter L. Revell

                            PERFORMANCE PRESENTATION

         Set forth below is a graph which compares the cumulative total returns for Dycom's common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company's common stock and each of the respective peer group indices noted on July 31, 1994. For the Company's common stock, a peer group consisting of MasTec, Inc. has been used. This graph is not intended to predict the Company's forecast of future financial performance.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
       AMONG DYCOM INDUSTRIES, INC., THE S & P 500 INDEX AND A PEER GROUP





Research Data Group                           Peer Group Total Return Worksheet


       Dycom Inds Inc. (DY)

                                          Cumulative Total Return
                                 ---------------------------------------------
                                 7/94   7/95    7/96    7/97     7/98    7/99
                                 ----   ----    ----    ----     ----    -----
       DYCOM INDUSTRIES, INC.    100     268     468     747     1,447   3,016
       PEER GROUP                100     155     321     962       564     988
       S&P 500                   100     126     147     224       267     321

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal year ended July 31, 1999, the brother-in-law of Thomas G. Baxter, a member of the Board of Directors, was employed by Communications Construction Group, Inc., a wholly owned subsidiary of the Company. Mr. Baxter's brother-in-law earned approximately $122,928 as a cable splicer.

                                 SECTION 16(a)

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Certain officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with all Section 16(a) forms they file. Based on the Company's review of such reports, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during fiscal year 1999, except one late Form 3 filed by Mr. Marc R. Tiller.

                              INDEPENDENT AUDITORS

         The Board of Directors, upon the recommendation of its Audit and Compensation Committee, has selected Deloitte & Touche LLP to serve as the Company's independent auditors for the next fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting for the purposes of responding to shareholders' questions and making statements that they consider appropriate.

                            PROPOSALS FOR YEAR 2000
                         ANNUAL MEETING OF SHAREHOLDERS

         Proposals by shareholders intended to be presented at the Year 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than June 17, 2000 to be considered for inclusion in the Company's proxy materials for that meeting.

         In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company's By-Laws. In general, notice must be received by the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company's books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company's By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company's By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410.

                            EXPENSES OF SOLICITATION

         The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

                                 OTHER MATTERS

         The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Marc R. Tiller

                                        Marc R. Tiller
                                        Secretary



October 15, 1999

                                   Appendix A



                             DYCOM INDUSTRIES, INC.
                          First Union Center, Suite 500
           4440 PGA Boulevard, Palm Beach Gardens, Florida 33410-6542
                               PROXY FOR THE 1999
               ANNUAL MEETING OF SHAREHOLDERS - November 22, 1999

This Proxy is solicited on behalf of the Board of Directors of Dycom Industries, Inc. (the "Company"). The undersigned hereby appoints Thomas R. Pledger and Steven Nielsen, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on October 8, 1999 at the 1999 Annual Meeting of Shareholders of the Company scheduled to be held on November 22, 1999, and at any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES NAMED HEREON AND "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. THE SHARES WILL BE VOTED AT THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT ON THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.





                         PLEASE VOTE, SIGN, AND RETURN.

The election of four nominees for director as set forth in the Proxy Statement accompanying the Notice of Meeting and listed below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

                 [ ] FOR THE NOMINEES LISTED BELOW                     [ ] WITHHOLD AUTHORITY
       Thomas G. Baxter                  Joseph M. Schell        Thomas R. Pledger        Louis W. Adams, Jr.

To withhold authority to vote for any individual nominee, list the name:

- --------------------------------------------------------------------------------

The proposal to approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 150,000,000 shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                [ ] FOR        [ ] AGAINST          [ ] ABSTAIN

To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the meeting and any adjournments thereof.

                                     Dated:                                ,1999
                                           --------------------------------

                                     -------------------------------------------
                                     Signature

                                     -------------------------------------------
                                     Signature (if held jointly)


                                     PLEASE DATE AND SIGN AS YOUR NAME APPEARS
                                     HEREON, AND RETURN IN THE ENCLOSED
                                     ENVELOPE. IF ACTING AS ATTORNEY, EXECUTOR,
                                     ADMINISTRATOR, TRUSTEE, OR GUARDIAN, YOU
                                     SHOULD SO INDICATE WHEN SIGNING. IF THE
                                     SIGNER IS A CORPORATION, PLEASE SIGN THE
                                     FULL CORPORATE NAME BY A DULY AUTHORIZED
                                     OFFICER. IF THE SHARES ARE HELD JOINTLY,
                                     EACH SHAREHOLDER NAMED IS REQUIRED TO SIGN.